Exhibit 8.2

[Letterhead of Osler, Hoskin & Harcourt LLP]

May 29, 2014

Bank of Montreal

100 King Street West

First Canadian Place

18th Floor

Toronto, ON M5X 1A1

Ladies and Gentlemen:

We have acted as Canadian tax counsel to Bank of Montreal (“BMO”) in connection with the filing by BMO of its Registration Statement filed on Form F-3 dated May 29, 2014 (the “Registration Statement”) for Senior Debt Securities, Subordinated Debt Securities, common shares and preferred shares. We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Taxation” in the Registration Statement constitute an accurate summary of the principal Canadian federal income tax considerations described therein, subject to the limitations, qualifications, exceptions and assumptions referred to therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Canadian Taxation”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

AH: